                                                                EXHIBIT (c)(2)


                              STOCKHOLDER AGREEMENT

                  AGREEMENT, dated as of September 29, 1997, among Extendicare Inc., a corporation existing under the laws of Canada ("Parent"), AHC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Extendicare Inc.(the "Purchaser"), and Pier C. Borra, Renee A. Borra, Pier C. Borra and Renee A. Borra as joint tenants, Borra Family Foundation, Renee A. Borra, Trustee and Pier C. Borra, Jr. (each, a "Stockholder" and collectively, the "Stockholders").

                              W I T N E S S E T H:

                  WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, the Purchaser and Arbor Health Care Company, a Delaware corporation (the "Company"), have entered into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which Purchaser will be merged with and into the Company (the "Merger");

                  WHEREAS, in furtherance of the Merger, Parent and the Company desire that as soon as practicable (and not later than five business days) after the execution and delivery of the Merger Agreement, the Purchaser shall commence a cash tender offer (the "Offer") to purchase at a price of $45.00 per share all outstanding shares of Company Common Stock (as defined in Section 1 hereof) including all of the Shares (as defined in Section 2 hereof) beneficially owned by the Stockholders; and

                  WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                  1.  Definitions.  For purposes of this Agreement:

                  (a) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined


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pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended
(the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as within the meaning of Section 13(d)(3) of the Exchange Act.

                  (b) "Company Common Stock" shall mean at any time the Common Stock, $.03 par value, of the Company.

                  (c) "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

                  (d) Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement.

                  2.       TENDER OF SHARES.

                  (a) In order to induce Parent and the Purchaser to enter into the Merger Agreement, each Stockholder hereby agrees to validly tender (or cause the record owner of such shares to validly tender), and not to withdraw, pursuant to and in accordance with the terms of the Offer, not later than the fifth business day after commencement of the Offer pursuant to Section 1.1 of the Merger Agreement and Rule 14d-2 under the Exchange Act, the number of shares of Company Common Stock set forth opposite such Stockholder's name on Schedule I hereto (the "Existing Shares", and together with any shares acquired by such Stockholder in any capacity after the date hereof and prior to the termination of this Agreement whether upon the exercise of Company Options or by means of purchase, dividend, distribution or otherwise, the "Shares"), all of which are Beneficially Owned by such Stockholder. Each Stockholder hereby acknowledges and agrees that Parent's and the Purchaser's obligation to accept for payment and pay for the Shares in the Offer, including the Shares Beneficially Owned by such Stockholder, is subject to the terms and conditions of the Offer.

                  (b) The transfer by each Stockholder of the Shares to Purchaser in the Offer shall pass to and unconditionally vest in the Purchaser good and valid title to the Shares, free and clear of all Liens.

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                  (c) Each Stockholder hereby permits Parent and the Purchaser to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC) his identity and ownership of the Company Common Stock and the nature of his commitments, arrangements and understandings under this Agreement.

                  3.       OPTIONS.

                  (a) EXERCISE OF STOCK OPTION. In order to induce Parent and the Purchaser to enter into the Merger Agreement, each Stockholder hereby grants to Parent an irrevocable option (a "Stock Option") to purchase such Stockholder's Shares (the "Option Shares") at an amount (the "Purchase Price") equal to the Offer Price. If the Merger Agreement is terminated pursuant to
Section 7.1(c)(ii) or 7.1(d)(i), each Stock Option shall, in any such case, become exercisable, in whole but not in part, upon the first to occur of any such event and remain exercisable in whole until the date which is 60 days after the date of the occurrence of such event (the "60 Day Period"), so long as: (i) all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), required for the purchase of the Option Shares upon such exercise shall have expired or been waived; (ii) all other applicable consents of any Governmental Entity required for the purchase or sale of the Option Shares upon such exercise (if applicable) shall have been granted or otherwise satisfied; and (iii) there shall not be in effect any preliminary injunction or other order issued by any Governmental Entity prohibiting the exercise of the Stock Option pursuant to this Agreement; provided that if (i) all HSR Act waiting periods shall not have expired or been waived, (ii) all other applicable consents of any Governmental Entity required for the purchase or sale of the Option Shares (if applicable) shall not have been granted or otherwise satisfied, or (iii) there shall be in effect any such injunction or order, in each case on the expiration of the 60 Day Period, the 60 Day Period shall be extended until 5 business days after the later of (A) the date of expiration or waiver of all HSR Act waiting periods, (B) the grant or other satisfaction of such required consents, and (C) the date of removal or lifting of such injunction or order; provided, however, that in no event shall the Stock Option be exercisable after December 31, 1997; provided, further, that the Stock Option shall terminate if any Governmental Entity shall issue an order, decree or ruling or take any

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other action (which order, decree, ruling or other action the parties hereto shall use their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits Parent's exercise of the Stock Option or the sale of the Option Shares to Parent by the Stockholder. In the event that Parent wishes to exercise a Stock Option, Parent shall send a written notice (the "Notice") to the Stockholder identifying the place and date (not less than two nor more than 10 business days from the date of the Notice) for the closing of such purchase.

                  (b) MAKE WHOLE. If, pursuant to Section 3(a), Parent exercises the Option, then, at Parent's election: (i) Parent will, at or prior to the time of payment in connection with any Superior Proposal, pay (the "Alternative Payment") to the Stockholder a per Share amount equal to the consideration paid to all stockholders of the Company in the Superior Proposal, less the Purchase Price per Share, plus any additional amount as may be necessary so that the aggregate consideration, after payment of all federal, state and local income taxes (the "Aggregate After Tax Consideration") received by the Stockholder in connection with the Alternative Payment is not less than the Aggregate After Tax Consideration that would have been received by the Stockholder as if it had been paid the consideration under the Superior Proposal; or (ii) prior to the end of the tender period, the effective date of the merger or the consummation date for the Superior Proposal, Parent shall rescind the exercise of the Option and return the Stockholder's Shares to the Stockholder and the Stockholder, upon receipt of such Shares, shall repay the Purchase Price to the Parent and, provided that the Stockholder tenders its Shares to the Superior Proposal or votes its Shares in favor of the Superior Proposal, and the Stockholder actually receives the consideration paid in connection with the Superior Proposal (the "Superior Proposal Payment"), then at or prior to the time of the Superior Proposal Payment, Parent shall pay to the Stockholder any additional amount as may be necessary so that the Aggregate After Tax Consideration received by the Stockholder in connection with the Superior Proposal is not less than the Aggregate After Tax Consideration it would have received in connection with the Superior Proposal had Parent never exercised the Option.

                  4.       ADDITIONAL AGREEMENTS.

                  (a) VOTING AGREEMENT. Each Stockholder shall, during the period commencing on the date hereof and con-

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tinuing until the first to occur of the Effective Time or the termination of the
Merger Agreement in accordance with its terms, and in any event until no later then December 31, 1997, at any meeting of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, vote (or cause to be voted) the Shares (if any) then held of record or Beneficially Owned by such Stockholder, (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; and (ii) against any Acquisition Proposal and against any action or agreement that would impede, frustrate, prevent or nullify this Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions set forth in Annex A to the Merger Agreement or set forth in Article VI of the Merger Agreement not being fulfilled.

                  (b) NO INCONSISTENT ARRANGEMENTS. Each Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, it shall not (i) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of such Stockholder's Shares, Company Options or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares, Company Options or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares or Company Options, (iv) deposit such Shares or Company Options into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or Company Options, or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement. Notwithstanding anything contained in this Section to the contrary, the Stockholder shall have the right to transfer ownership of Shares to members of his or her immediate family or to a trust created by the Stockholder, provided that any and all transferees and trustees of any such trusts first agree in writing to hold such Shares so transferred subject to this Agreement.

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\


                  (c)      GRANT OF IRREVOCABLE PROXY; APPOINTMENT OF
PROXY.

                  (i) Each Stockholder, during the period commencing on the date hereof and continuing until the first to occur of the Effective Time or the termination of the Merger Agreement in accordance with its terms, and in any event until no later then December 31, 1997, at any meeting of the holders of Company Common Stock, hereby irrevocably grants to, and appoints, Parent and Joy Calkin and Barry Stephens, or either of them, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder's Shares, or grant a consent or approval in respect of the Shares in favor of the various transactions contemplated by the Merger Agreement (the "Transactions") and against any Acquisition Proposal, and for no other purpose.

                  (ii) Each Stockholder represents that any proxies heretofore given in respect of such Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

                  (iii) Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4(c) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of
Section 212(e) of the Delaware General Corporation Law.

                  (d) NO SOLICITATION. Each Stockholder hereby agrees, in its or his capacity as a stockholder of the Company, that neither such Stockholder nor any of its Subsidiaries or affiliates shall (and such Stockholder shall use its best efforts to cause its officers, directors, employees, representatives and agents, including,

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but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any Acquisition Proposal. Each Stockholder will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Each Stockholder will immediately communicate to Parent the terms of any proposal, discussion, negotiation or inquiry such Stockholder, in its or his capacity as a stockholder of the Company, receives (and will disclose any written materials received by such Stockholder, in its or his capacity as a stockholder of the Company, in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction.

                  (e) COMPANY OPTIONS. If the Stockholder holds Company Options to acquire shares of Company Common Stock, it shall, if requested by the Company, consent to the cancellation or substitution of its Company Options in accordance with the terms of the Merger Agreement and shall execute all appropriate documentation in connection with such cancellation or substitution.

                  (f) BEST REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any Governmental Entity in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.

                  (g) WAIVER OF APPRAISAL RIGHTS. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it or he may have.

                  (h) ACQUISITION OF REMAINING SHARES. Parent agrees that, in the event that within three years following Parent's exercise of the Stock Option, Parent, the

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Purchaser or any of their Subsidiaries acquires any additional shares of Company
Common Stock from, or pursuant to an offer made to all of the Company's stockholders, whether by merger, consolidation, tender offer or other similar transaction, the price paid per share of Company Common Stock shall be no less than the Purchase Price.

                  5. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. Each Stockholder hereby represents and warrants to Parent as follows:

                  (a) OWNERSHIP OF SHARES. Such Stockholder is the record and Beneficial Owner of the Existing Shares, as set forth on Schedule I opposite such Stockholder's name. On the date hereof, the Existing Shares constitute all of the Shares owned of record or Beneficially Owned by such Stockholder. Such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2, 3 and 4 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

                  (b) POWER; BINDING AGREEMENT. Such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

                  (c) NO CONFLICTS. Except for filings under the HSR Act and the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity for the execution of this Agreement by

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such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of any organizational documents applicable to the Stockholder, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of its properties or assets.

                  (d) NO LIENS. Except as permitted by this Agreement, the Existing Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all Liens, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever, except for any such Encumbrances or proxies arising hereunder.

                  (e) NO FINDER'S FEES. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

                  (f) RELIANCE BY PARENT. The Stockholder understands and acknowledges that Parent is entering into, and causing Purchaser to enter into, the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

                  6. REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER. Each of Parent and the Purchaser hereby represents and warrants to the Stockholder as follows:

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                  (a) POWER; BINDING AGREEMENT. Parent and the Purchaser each has the corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by each of Parent and the Purchaser will not violate any other agreement to which either of them is a party. This Agreement has been duly and validly executed and delivered by each of Parent and the Purchaser and constitutes a valid and binding agreement of each of Parent and the Purchaser, enforceable against each of Parent and the Purchaser in accordance with its terms.

                  (b) NO CONFLICTS. Except for filings under the HSR Act and the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by each of Parent and the Purchaser and the consummation by each of Parent and the Purchaser of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by each of Parent and the Purchaser, the consummation by each of Parent and the Purchaser of the transactions contemplated hereby or compliance by each of Parent and the Purchaser with any of the provisions hereof shall (A) conflict with or result in any breach of any organizational documents applicable to either of Parent or the Purchaser, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which either of Parent or the Purchaser is a party or by which either of Parent or the Purchaser or any of their properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to either of Parent or the Purchaser or any of their properties or assets.

                  7. FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

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                  8. STOP TRANSFER. Each Stockholder shall not request that the
Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

                  9. TERMINATION. Except as provided in Section 3 hereof, the covenants, agreements and proxy shall terminate upon the termination of the Merger Agreement in accordance with its terms.

                  10.      MISCELLANEOUS.

                  (a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                  (b) BINDING AGREEMENT. This Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, a Stockholder's heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement.

                  (c) ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties, provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

                  (d) AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execu-

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tion and delivery of a written agreement executed by the parties hereto.

                  (e) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or telecopy (with a confirmation copy sent for next day delivery via courier service, such as Federal Express), or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

         If to the
         Stockholders:          c/o     Arbor Health Care Company
                                1100 Shawnee Road
                                Box 840
                                Lima, Ohio 45802

         Attention:             Pier C. Borra
         Telephone:             (419) 227-3000
         Facsimile:             (4190 227-3499

         Copy to:               Shumaker, Loop & Kendrick, LLP
                                Barnett Plaza, Suite 2800
                                101 East Kennedy Blvd.
                                Tampa, Florida 33602

         Attention:             Gregory C. Yadley
         Telephone No.:         (813) 229-7600
         Facsimile:             (813) 229-1660

         If to Parent or
         the Purchaser:         Extendicare Inc.
                                3000 Steeles Avenue East
                                Suite 700
                                Markham, Ontario
                                L3R 9W2

         Attention:             Joy D. Calkin
         Telephone:             (905) 470-4000
         Facsimile:             (905) 470-4003

         Copy to:               Skadden, Arps, Slate,
                                  Meagher & Flom LLP
                                919 Third Avenue
                                New York, New York 10022
                                Attention:  Milton G. Strom

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                                    Telephone No.:  (212) 735-2300
                                    Telecopy No.:   (212) 735-2000

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                  (f) SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                  (g) SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

                  (h) REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                  (i) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party

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



of its right to exercise any such or other right, power or remedy or to demand such compliance.

                  (j) NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

                  (k) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

                  (l) JURISDICTION. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware and the United States District Court for the Southern District of New York in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

                  (m) DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  (n) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

                  IN WITNESS WHEREOF, Parent, the Purchaser and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

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                                        EXTENDICARE INC.

                                        By:/s/ Barry L. Stephens
                                           ------------------------------------
                                           Name:   Barry L. Stephens
                                           Title:  Senior Vice Presi-
                                                   dent, Finance


                                        AHC ACQUISITION CORP.

                                        By:/s/ Stephen F. Dineley
                                           ------------------------------------
                                           Name:   Stephen F. Dineley
                                           Title:  Vice President &
                                                   Chief Financial
                                                      Officer


                                        By:/s/ Pier C. Borra, Jr.
                                           ------------------------------------
                                           Name:   Pier C. Borra, Jr.


                                        By:/s/ Renee A. Borra
                                           ------------------------------------
                                           Name:   Renee A. Borra


                                        By:/s/ Pier C. Borra And
                                           ------------------------------------
                                           Renee A. Borra
                                           ------------------------------------
                                           Name:   Pier C. Borra and
                                                   Renee A. Borra, as
                                                   joint tenants


                                        By:/s/ Renee A. Borra
                                           ------------------------------------
                                           Name:   Renee A. Borra,
                                           Title:  Trustee


                                        By:/s/ Pier C. Borra
                                           ------------------------------------
                                           Name:   Pier C. Borra

                                         Borra Family Foundation

                                         By: /s/ Renee A. Borra
                                           ------------------------------------
                                           Name: Renee A. Borra
                                                 President

                                   Schedule I

                                                           Number of Shares
                                                         and Company Options
             Name Of Stockholder                          Beneficially Owned
---------------------------------------             ----------------------------
                                                     Shares             Options
                                                     ------             -------
Pier C. Borra                                        101,666              50,000

Renee A. Borra                                       100,000                --

Pier C. Borra and Renee A                            820,658                --
Borra, as joint tenants

Borra Family Foundation                               38,000                --

Renee A. Borra, Trustee                               33,333                --

Pier C. Borra, Jr                                     33,333                --
                                                   ---------           ---------

                                                   1,126,990              50,000
                                                   =========           =========